Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of this 12th day of January, 2017, by and between LIFETIME BRANDS, INC., a Delaware corporation (the “Employer”), and JEFFREY SIEGEL (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Employer and the Executive entered into an Employment Agreement dated as of March 4, 2011 (the “Original Employment Agreement”), pursuant to which the Employer employed the Executive as the Chairman of the Board, President and Chief Executive Officer of the Employer for a term commencing as of January 1, 2011;

WHEREAS, the Employer and the Executive entered into a First Amendment of the Original Employment Agreement dated as of April 30, 2012 (the “First Amendment”);

WHEREAS, the Employer and the Executive determined to terminate the Original Employment Agreement, as amended by the First Amendment, as of December 31, 2013, and entered into the Second Employment Agreement dated as of March 12, 2014 (the “Second Employment Agreement”); and

WHEREAS, the Employer and the Executive desire to treat the term of employment of the Executive by the Employer under the Second Employment Agreement, as having terminated effective as of December 31, 2016 and to enter into this Agreement pursuant to which the Employer shall continue to employ the Executive as the Chairman of the Board and Chief Executive Officer of the Employer for a term commencing as of January 1, 2017, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Termination of Term of Employment under Second Employment Agreement. The term of the Executive’s employment by the Employer under the Second Employment Agreement is hereby terminated effective as of December 31, 2016.

2. Employment and Duties.

(a) General. Effective as of January 1, 2017 (the “Effective Date”), the Employer hereby employs the Executive, and the Executive agrees to be employed by the Employer, as the Chairman of the Board and Chief Executive Officer of the Employer, upon the terms and conditions herein set forth. In such capacity, the Executive shall report directly to the Board of Directors of the Employer (the “Board”). The Executive shall perform all of the duties normally accorded to such positions, subject to the control of the Board. In the event that during the Term (as defined below), the Board and the Executive mutually agree that the Executive shall be employed in a position other than as the Chairman of the Board and Chief Executive Officer of the Employer, the Employer and the Executive agree to negotiate in good faith to enter into an employment agreement setting forth the terms and conditions of the Executive’s employment in such other position.

(b) Services. For so long as the Executive is employed by the Employer, the Executive shall perform his duties faithfully and shall devote his full business time, attention and energies to the businesses of the Employer, and while employed, shall not engage in any other business activity that is in conflict with his duties and obligations to the Employer.

(c) No Other Employment. During the Term (as defined in Section 3), the Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation; provided, however, that upon the receipt of the Board’s prior written approval to be granted in its sole discretion, which approval shall not unreasonably be withheld, the Executive may accept an election to the board of directors of no more than two other companies without being deemed to have violated Section 2(b), provided that such activities do not otherwise conflict with his duties and obligations to the Employer. No such approval will be required if the Executive seeks to perform services without direct compensation therefore in connection with the management of personal or family investments or in connection with the performance of charitable and civic activities, provided that such activities do not contravene the provisions of Section 2(b) and Section 6.

(d) Board Membership, etc. The Executive is currently a member of the Board and the Chairman of the Board and Chief Executive Officer of the Employer. The Employer shall recommend that Executive be nominated by the Board for re-election to the Board, be re-elected by the Board as Chairman of the Board of the Employer and be re-designated by the Board as the Chief Executive Officer of the Employer, annually during the Term. Upon request by the Board at the end of the Term, unless otherwise agreed by the Employer and the Executive pursuant to the terms of an employment agreement setting forth the terms and conditions of the Executive’s employment in a position other than as the Chairman of the Board and Chief Executive Officer of the Employer pursuant to Section 2(a), the Executive shall resign his membership on the Board and resign as Chairman of the Board, President and Chief Executive Officer of the Employer at the time he is no longer employed by the Employer.

3. Term of Employment. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and continue until December 31, 2019, unless his employment is sooner terminated pursuant to the provisions of Section 5 hereof; provided, however, that on each of December 31, 2019 and December 31, 2020, the Term shall be extended for an additional one year period unless either party gives to the other party written notice at least one hundred eighty (180) days prior to such date of its decision not to extend the Term.

4. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Employer shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for all services rendered hereunder:

(a) Base Salary. As of the Effective Date, the Employer shall pay to the Executive a base salary (the “Base Salary”) at an annualized rate of $990,000, payable to the Executive in accordance with such normal payroll practices of the Employer as are in effect from time to time.

(b) Bonuses. For each year during the Term, commencing with the year ending December 31, 2017, the Executive shall receive an Annual Adjusted IBIT Performance Bonus and an Annual Individual Goal Bonus (collectively, the “Section 4(b) Bonuses”) determined as follows:

(i) Annual Adjusted IBIT Performance Bonus. The Compensation Committee of the Board (the “Compensation Committee”) will prepare an Adjusted IBIT Performance Bonus Table for each such year which shall be similar to the Adjusted IBIT Performance Table for the year 2016 prepared by the Compensation Committee pursuant to Section 4(b)(i) of the Second Employment Agreement, except that (A) the Adjusted IBIT to be achieved by the Employer for the Executive to obtain 100% of the target bonus will be based on the annual budget for such year prepared by the management of the Employer and approved by the Board of Directors of the Employer and (B) the target bonus payable upon achieving 100% of the target Adjusted IBIT for such year will be 100% of the Base Salary payable to the Executive for such year. Similarly, the threshold Adjusted IBIT for such year will be 50% of the target Adjusted IBIT for such year which, if achieved, would entitle the Executive to receive 50% of the target bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year. Similarly, the maximum Adjusted IBIT for such year will be 200% of the target Adjusted IBIT for such year which, if achieved, would entitle the Executive to receive 200% of the target bonus for such year, consistent with the Adjusted IBIT Performance Table for such year.

Notwithstanding anything to the contrary contained in this Agreement, the Adjusted IBIT Performance Bonus for any such year will be zero if the Adjusted IBIT achieved by the Employer for such year is less than the threshold Adjusted IBIT for such year, and in no event will an Adjusted IBIT Performance Bonus for such year be more than the maximum target bonus for such year even if the Adjusted IBIT achieved by the Employer for such year exceeds the maximum Adjusted IBIT for such year.

The Employer shall pay in each of the immediate following years to the Executive the Adjusted IBIT Performance Bonus earned by the Executive for such preceding year within ten days of the Employer filing its Annual Report on Form 10-K for such preceding year with the Securities and Exchange Commission; provided, however if the date established by the Internal Revenue Service (the “IRS Payment Date”) by which such payment must be made in order for the Employer to deduct the amount of the Adjusted IBIT Performance Bonus for such year is earlier, the Employer shall pay, (i) if the Employer can determine such amount by the IRS Payment Date, such amount prior to the IRS Payment date or (ii) if the Employer cannot determine such amount by the IRS Payment Date, 90% of the Employer’s good faith estimate of such amount by the IRS Payment Date and the balance, if any, as soon thereafter as the Employer can determine such amount. If, however, 90% of the Employer’s good faith estimate of such amount is more than the Adjusted IBIT Performance Bonus for such year, the Executive shall promptly return such excess to the Employer as soon as the Employer shall notify the Executive of the amount of such excess.

The bonuses payable by the employer to the Executive pursuant to this clause (i) shall be awarded under and subject to the terms of the Employer’s 2000 Incentive Bonus Compensation Plan (the “Plan”); provided, however, if the Employer shall determine that such bonuses would not qualify under the terms of the Plan., the Employer shall use its best efforts to amend the Plan so that such bonuses would qualify under the terms of the Plan; provided further, however, if the Employer is unable to so amend the Plan, the Employer shall enter into another financial arrangement with the Executive to provide the Executive with the same economic benefit, on an after-tax basis, as the Executive would have received if such bonuses had qualified under the terms of the Plan.

For purposes of this Agreement, the term “Adjusted IBIT”, as it applies to any particular year, means that amount for such year equal to the Employer’s Income Before Income Taxes, as determined by the Employer’s independent auditors, using generally accepted accounting principles, and reported in the Employer’s Consolidated Statements of Operations in its Annual Report on Form 10-K for such year filed with the Securities and Exchange Commission, subject to such adjustments as are set forth in the Adjusted IBIT Performance Bonus Table for such year.

If the Executive’s employment is terminated on or prior to June 30 of a calendar year (w) by the Employer for any reason other than Cause, (x) by the

Executive for Good Reason, (y) by the Employer or the Executive due to the Executive’s Disability, or (z) by reason of the Executive’s death, any Annual Adjusted IBIT Performance Bonus with respect to such year payable to the Executive or his estate, as the case may be, accrued to the date of termination of the Executive’s employment shall be that amount equal to (1) the amount of the Annual Adjusted IBIT Performance Bonus that would have been payable to the Executive if the Executive’s employment had not been terminated during the year times (2) a fraction the numerator of which is the number of months elapsed during the year up to and including the month of termination of the Executive’s employment and the denominator of which is 12.

If the Executive’s employment is terminated on or following July 1 of a calendar year (w) by the Employer for any reason other than Cause, (x) by the Executive for Good Reason, (y) by the Employer or the Executive due to the Executive’s Disability, or (z) by reason of the Executive’s death, any Annual Adjusted IBIT Performance Bonus with respect to such year payable to the Executive or his estate, as the case may be, accrued to the date of termination of the Executive’s employment shall be that amount equal to the amount of the Annual Adjusted IBIT Performance Bonus that would have been payable to the Executive with respect to such year if the Executive’s employment had not been terminated during the year (without proration).

(ii) Annual Individual Goal Bonus. For each year during this Agreement, commencing with the year ending December 31, 2017, the Executive shall be entitled to receive an Annual Individual Goal Bonus equal to 25% of his Base Salary for such year based on meeting individual measurable objectives set by the Compensation Committee in consultation with the Executive. If the Executive meets at least 50% of such objectives, he shall be entitled to an Annual Individual Goal Bonus equal to 12.5% of his Base Salary for such year. If the Executive meets less than 50% of such objectives, he shall not be entitled to receive any Annual Individual Goal Bonus for such year.

(c) Other Bonus Plans. The Executive shall be entitled to participate in any other annual bonus plan maintained by the Employer for its senior executives on such terms and conditions as may be determined from time to time by the Compensation Committee.

(d) Restricted Stock Issuance and Stock Option Grant. On the date of the execution of this Agreement, or as soon thereafter as is administratively practical, the Employer shall:

(i) issue to the Executive 10,000 restricted shares of the Employer’s Common Stock pursuant to the Employer’s 2000 Long-Term Incentive Plan, as it may be amended from time to time. The restrictions on 3,333 restricted shares shall terminate on each of December 31, 2017 and December 31, 2018 and the restrictions on 3,334 restricted shares shall terminate on December 31, 2019. The restrictions on such restricted shares shall be subject to earlier termination as provided elsewhere in this Agreement.

(ii) grant to the Executive an option to purchase 75,000 shares of the Employer’s Common Stock pursuant to the Employer’s 2000 Long-Term Incentive Plan, as it may be amended from time to time, at an exercise price per share equal to the closing price of a share of the Employer’s Common Stock on January 12, 2017. The option shall vest as to 25,000 shares on each of December 31, 2017, December 31, 2018 and December 31, 2019. The option shall be subject to earlier vesting as provided elsewhere in this Agreement and shall be exercisable to the extent vested and whether or not the Executive shall be an employee of the Employer at the time of exercise, but shall not be exercisable after the last business day prior to January 1, 2027 on which date the option as to any such shares as to which the option shall not have been exercised shall terminate.

(e) Expenses.

(i) It is contemplated that, in connection with his employment hereunder, the Executive may be required to incur reasonable business, entertainment and travel expenses. The Employer shall promptly reimburse the Executive in full for all reasonable and necessary business, entertainment and other related expenses, including first class travel expenses for travel that is scheduled to take more than four (4) hours, incurred or expended by him incident to the performance of his duties hereunder, upon submission of appropriate documentation or receipts in accordance with the policies and procedures of the Employer as in effect from time to time. It is understood that certain business of the Employer, involving travel of more than three (3) days, will require or benefit from the presence of Executive’s spouse (or significant other), and this clause (f) applies as well to such expenses relating to her.

(ii) The Employer shall promptly reimburse the Executive, upon submission of appropriate documentation in accordance with the policies and procedures of the Employer as in effect from time to time, or pay directly upon submission by the Executive to the Employer of statements, up to a total of $100,000 during any calendar year beginning with the calendar year 2017, for (y) services paid or payable, as the case may be, by the Executive, for services rendered by any person or persons of the Executive’s choice that the Executive retains to advise the Executive with regard to legal, financial, investment and/or tax advice, and the drafting of wills and trusts in connection with estate planning and (z) premiums with respect to life insurance policies on the life of the Executive which policies shall be owned by the Executive or owned by insurance trusts and the benefits of which shall be payable to the

Executive’s beneficiaries. The Executive acknowledges that the benefits provided under this paragraph shall constitute taxable income to the Executive, and the Executive shall be solely responsible for the payment of all federal, state and local taxes imposed upon the Executive in relation thereto.

(f) Pension, Welfare and Fringe Benefits. During the Term, the Executive shall be eligible to participate in the pension, medical, disability and life insurance plans applicable to senior executives of the Employer generally in accordance with the terms of such plans as in effect from time to time. The foregoing shall not be construed to limit the ability of the Employer or any of its affiliates to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time.

(g) Insurance.

(i) Employer Owned Insurance. The Executive agrees that the Employer may at any time or times and for the Employer’s own benefit apply for and take out life, health, accident and other insurance covering the Executive either independently or together with others, in an amount the Employer deems to be in its best interests and the Employer may maintain any existing insurance policies on the life of the Executive owned by the Employer. The Employer shall own all rights in the insurance and in the cash value and proceeds thereof and the Executive shall not have any right, title or interest therein.

(ii) Other Insurance. In addition to what the Executive is otherwise entitled to under the Employer’s group long term disability insurance plan for executives (the “Standard Plan”), the Employer shall also provide the Executive with long term disability insurance pursuant to the Employer’s group disability policy, if obtainable, and structured for tax consequences similar to the Standard Plan in an amount sufficient to pay the Executive an additional $15,000 per month during the term of this Agreement, in the event the Executive becomes disabled and his employment is terminated pursuant to Section 5(d).

(h) Vacation. During each year of the Term the Executive shall be eligible for thirty (30) working days paid vacation, in accordance with the policies periodically established by the Board for similarly situated senior executives of the Employer, plus an additional ten (10) working days paid vacation in recognition of his performance and years of service. Notwithstanding anything to the contrary herein or in any of the policies at any time established by the Board for similarly situated senior executives of the Employer, the Executive shall have the right to carry over to a subsequent period or periods any vacation days unused by him up to a maximum of forty (40) days at any time, provided that, for the avoidance of doubt, at no time shall the Executive be entitled to accrued vacation in excess of eighty (80) days, including unused vacation days carried over from prior periods and the Executive’s annual forty (40) days pursuant to this Section 4(h). In the event that the Executive reaches the maximum accrual amount, the Executive will not carry over, accrue or be entitled to any additional paid vacation until the Executive uses some of his accrued but unused paid vacation and the Executive’s accrued but unused vacation decreases to below eighty (80) days.

(i) Automobile Allowance. During the Term of the Executive’s employment hereunder, the Employer shall provide the Executive with the type(s) of automobile(s) and reimbursement of expenses incurred in connection therewith, comparable to those heretofore provided to the Executive as an officer of the Corporation during its fiscal year ended December 31, 2016.

5. Termination of Employment. Subject to the notice and other provisions of this Section 5, the Employer shall have the right to terminate the Executive’s employment hereunder, and the Executive shall have the right to resign, at any time for any reason or for no stated reason.

(a) Termination for Cause; Resignation Without Good Reason.

(i) If, prior to the expiration of the Term, the Executive’s employment is terminated by the Employer for “Cause” (as defined below) or if the Executive resigns from his employment hereunder other than for “Good Reason” (as defined below), the Executive shall be entitled to the following amounts only: (A) payment of his Base Salary accrued up to and including the date of termination or resignation of his employment, (B) payment in lieu of any accrued but unused vacation time, and (C) payment of any unreimbursed expenses (collectively, the “Accrued Obligations”). Except to the extent required by the terms of the programs described in Section 4(f) or applicable law, the Executive shall have no further right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment. Notwithstanding anything to the contrary in this Agreement, the Executive shall be entitled to exercise any then-outstanding stock options granted to the Executive that shall have vested on or prior to such termination or resignation of employment.

(ii) Termination of the Executive’s employment for Cause shall be communicated by delivery to the Executive of a written notice from the Employer stating that the Executive will be terminated for Cause, specifying the particulars thereof and the effective date of such termination; provided, however, that no such written notice shall be effective unless the cure period specified in clause (u) or (v) of the definition of “Cause” contained in this Section 5(a) (if applicable) has expired without the Executive having corrected the event or events subject to cure. The date of a resignation by the Executive without Good Reason shall be the date specified in a written notice of resignation from the Executive to the Employer; provided, however, that the Executive shall provide at least 30 days’ advance written notice of resignation without Good Reason.

(iii) If the Executive’s employment is terminated by the Employer for Cause because the Executive has been formally indicted for a crime involving moral turpitude, dishonesty, fraud or unethical business conduct or has been determined by a governmental body or other appropriate authority to have violated any material law or regulation that is applicable to the Employer’s businesses, or become the subject of an SEC action or administrative proceeding which has been commenced against him and, thereafter, the Executive is cleared of substantially all such charges, violations and/or allegations, the Board shall reinstate the Executive to the positions that he previously held under this Agreement and the Executive shall resume his employment and duties hereunder.

For purposes of this Agreement:

(A)	“Cause” means (1) the Executive is convicted of a felony involving moral turpitude or (2) the Executive is guilty of wilful gross neglect or wilful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material harm to the Employer.

(B)	“Good Reason” means the occurrence of any of the following without the Executive’s prior written consent: (1) a reduction in the Executive’s salary, unless such reduction is in connection with a company-wide reduction in officers’ salaries and in connection with such company-wide reduction, the Executive’s salary is not reduced, as a percentage, more than the average of the percentage reduction applicable to each of the ten highest-paid executive employees other than the Executive (as determined by the Employer in its sole discretion); (2) a material diminution in the Executive’s duties, or the assignment to the Executive of duties materially inconsistent with his authority, responsibilities and reporting requirements as set forth in Section 2 of this Agreement; (3) the failure of the Board or a nominating committee thereof to nominate the Executive for election to the Board or as Chairman of the Board and Chief Executive Officer; (4) the Employer, the Board or any person controlling the Employer requires the Executive to relocate his principal place of employment to a location outside of a twenty-five mile radius from its current location, over the objection of the Executive unless such relocation is temporary or as the result of exigent circumstances; or (5) the failure of the Employer to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the business or assets of the Employer not later than the effective date of such transaction; or (6) a material breach of this Agreement by the Employer. In the event that Executive elects to terminate this Agreement for Good Reason, the Executive shall notify the Employer in writing of the grounds for such termination within thirty (30) days of the commencement of such condition and the Employer shall have twenty (20) days from receipt of such notice to cure such condition.

(b) “Involuntary Termination”.

(i) If, prior to the expiration of the Term, the Executive’s employment is terminated (A) by the Employer for any reason other than Cause, (B) by the Executive for Good Reason, (C) by the Employer or the Executive due to the Executive’s Disability or (D) by reason of the Executive’s death (such a resignation or termination being hereinafter referred to as an “Involuntary Termination”), the Executive shall be entitled to payment of the Accrued Obligations. In addition, in the event of the Executive’s Involuntary Termination, the Employer shall, conditioned (except in the case of death) upon the Executive’s execution and non-revocation of a customary release of all claims against the Employer and its officers, directors, shareholders and affiliates, if any, in a form prescribed by the Employer and within such time period as the Employer shall provide, pay to the Executive as severance (the “Severance Payments”) the following amounts:

(x)	3.0 times the Base Salary,

(y)	3.0 times the average of the sum of the Section 4(b) Bonuses paid by the Employer to the Executive with respect to each of the two immediately preceding years, and

(z)	the Annual Adjusted IBIT Performance Bonus for the year in which such termination occurs accrued to the date of such termination calculated in accordance with Section 4(b).

The Employer shall pay to the Executive (1) the amounts referred to in clauses (x) and (y) in cash, in a lump sum within 60 days of such termination and (2) the amount referred to in clause (z) on or following January 1 of the year following the year in which such termination occurs and within 10 days of the Employer filing with the Securities and Exchange Commission its Annual Report on Form 10-K for the year in which such termination occurs; provided, however if the date established by the Internal Revenue Service (the “IRS Payment Date”) by which such payment must be made in order for the Employer to deduct the amount of the Adjusted IBIT Performance Bonus for such year is earlier, the Employer shall pay, (A) if the Employer can determine such amount by the IRS Payment Date, such amount prior to the IRS Payment date or (B) if the Employer cannot determine such amount by the IRS Payment Date, 90% of the Employer’s good faith estimate of such amount by the IRS Payment Date and the balance, if any, as soon thereafter as the Employer can determine such amount; and provided, further, that such payment shall be made no later than December 31 of the year following the year in which such termination occurs. If, however, 90% of the Employer’s good faith estimate of such amount is more than the Adjusted IBIT Performance Bonus for such year, the Executive shall promptly return such excess to the Employer as soon as the Employer shall notify the Executive of the amount of such excess. In addition, in the event of the Executive’s Involuntary Termination, all of the Executive’s then-outstanding stock options shall be immediately vested and exercisable. Anything in this Agreement to the contrary notwithstanding, no Severance Payments shall be payable under this Section 5(b) if the Executive’s employment with the Employer ends at the expiration or non-renewal of the Term in accordance with Section 3. Anything in this Agreement to the contrary notwithstanding, in no event shall the timing of the Executive signing the release of claims against the Employer and its officers, directors, shareholders and affiliates, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts set forth in this Agreement, and if a payment that is subject to the execution of such release could be made in more than one taxable year, payment shall be made in the later taxable year.

(ii) In the event of the Executive’s Involuntary Termination, the Executive shall continue to participate on the same terms and conditions as are in effect immediately prior to such termination or resignation and at the Employer’s expense in the Employer’s health and medical plans and any other benefits provided to the Executive pursuant to Section 4(f) above at the time of such Involuntary Termination until the date that the Term would end had the Executive’s employment not terminated or until the Executive obtains other employment, whichever occurs first. Anything herein to the contrary notwithstanding, the Employer shall have no obligation to continue to maintain any plan, program or level of benefits solely as a result of this Agreement.

(iii) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Executive to the Employer, provided, however, that no such written notice shall be effective unless the cure period specified in the definition of “Good Reason” contained in Section 5(a) (if applicable) has expired without the Employer having corrected the event or events subject to cure.

(c) Involuntary Termination in Connection with Certain Changes in Control. If, during the Term, the Employer undergoes a “Change in Control” (as defined below), and either (i) the Executive’s employment is thereafter terminated under circumstances that would constitute an Involuntary Termination or (ii) the Executive undergoes an Involuntary Termination (provided that, for purposes of the meaning of “Involuntary Termination” for this clause only, “Good Reason” shall be deemed to include, in addition to each event described in Section 5(a)(B) hereof, a circumstance in which the Employer, the Board or any person controlling the Employer requires the Executive to travel for business materially more than the Executive is required to travel for business as of the date hereof) and within 90 days of the Involuntary Termination, the Employer executes a definitive agreement to enter into a transaction the consummation of which would result in a “Change in Control” and such transaction is actually consummated, all of the Executive’s then-outstanding stock options and restricted stock shall be immediately vested and exercisable and the Executive shall be entitled to payment of the Accrued Obligations and, conditioned upon his execution and non-revocation of a customary release of all claims against the Employer, successor, officers, directors, employees and its affiliates, if any, in a form prescribed by the Employer and within such time period as the Employer shall provide, the Severance Payments in accordance with the terms of Section 5(b)(i). In addition, the Executive shall be entitled to the continuation of benefits in accordance with the terms of Section 5(b)(ii). The Employer shall make the payments and provide the benefits to be paid and provided under this Agreement; provided, however, if all or any portion of the payments and benefits provided under this Agreement, either alone or together with other payments and benefits which the Executive receives or is then entitled to receive from the Employer or otherwise, would constitute a “parachute payment” within the meaning of Section 280G of the Code (or a similar or successor provision), the Employer shall reduce such payments hereunder and such other payments to the extent necessary so that (A) no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (or a similar or successor provision); and, (B) by reason of such reduction, the net after-tax benefit to the Executive shall exceed the net after-tax benefit if such reduction were not made. The determination of whether the payments shall be reduced as provided in this Section 5(c) and the amount of such reduction shall be made at the Employer’s expense by a public accounting firm retained by the Employer at the time the calculation is to be performed, the selection of which is agreed to by the Executive, such agreement not to be unreasonably withheld (the “Accounting Firm”). The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation to the Employer and the Executive within twenty (20) business days of the payment of the initial installment of the Change in Control Severance Payment, or within such time as is administratively practical. The Executive may review these calculations for a period of twenty days and may retain another accounting firm (at his own expense) for such review and submit objections during such twenty-day review period.

For purposes of this Agreement, “Change in Control” means (A) the consummation of a merger or consolidation of the Employer with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Employer 180 days prior to such merger, consolidation or other reorganization; (B) the sale, transfer or other disposition of all or substantially all of the Employer’s assets; (C) a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who had been directors of the Employer on the date 24 months prior to the date of the event that may constitute a Change in Control (for example, the current Board has eight directors, a change of five Directors shall constitute a Change in Control); (D) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Employer representing at least 50% of the total voting power represented by the Employer’s then outstanding voting securities (e.g., issued shares). For purposes of this Section 5(c), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Employer or of any subsidiary of the Employer and (ii) a company owned directly or indirectly by the shareholders of the Employer in substantially the same proportions as their ownership of the ordinary shares of the Employer.

(d) Termination Due to Disability. In the event of the Executive’s Disability, either the Employer or the Executive shall be entitled to terminate Executive’s employment. In the event that Executive elects to terminate his employment due to disability, such termination nevertheless shall be deemed to be an Involuntary Termination and the Executive shall be entitled to payment of the Accrued Obligations, the Severance Payments and any disability benefits that are provided under the terms of any plan, program or arrangement referred to in Section 4(f) applicable to the Executive at the time of his Disability. In addition, in the event the Executive’s employment is terminated due to Disability, all of the Executive’s then-outstanding stock options shall be immediately vested and exercisable.

For purposes of this Agreement, “Disability” means any physical, mental, emotional, physiological or other condition that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and that restricts or threatens to restrict the Executive’s ability substantially to perform his duties and responsibilities under this Agreement. Any dispute as to whether or not the Executive is disabled within the meaning of the preceding sentence shall be resolved by a physician or other health care professional selected in good faith by the Executive, and approved by the Board, which approval shall not be unreasonably withheld, and the determination of such physician or other health care professional shall be final and binding upon both the Executive and the Employer.

(e) Death. Except as otherwise provided in this Agreement, no Base Salary or benefits shall be payable under this Agreement for any period following the date of the Executive’s death. In the event of the Executive’s death, the Accrued Obligations and the Severance Payments shall be paid to the Executive’s Beneficiary in lieu of the Executive. The Executive’s Beneficiary shall also be entitled to any death benefits that are provided under the terms of any plan, program or arrangement referred to in Section 4(f) applicable to the Executive at the time of death. In addition, in the event of the Executive’s death, all of the Executive’s then-outstanding stock options and restricted stock shall be immediately vested and exercisable.

(f) Termination upon Expiration of Term. If the Executive’s employment is terminated by reason of the expiration of the Term, the Executive shall be entitled to payment of the Accrued Obligations. In addition, in such event, the Employer shall, conditioned upon the Executive’s execution and non-revocation of a customary release of all claims against the Employer and its officers, directors, shareholders and affiliates, if any, in a form prescribed by the Employer and within such time period as the Employer shall provide, pay to the Executive as severance (the “Term Expiration Severance Payment”) that amount equal to:

2.0 times the Base Salary, plus

2.0 times the average of the sum of (A) the Annual Adjusted IBIT Performance Bonus and (B) the Annual Individual Goal Bonus paid by the Employer to the Executive, with respect to the year ending on the date on which the Executive’s employment is terminated by reason of the expiration of the Term and each of the two immediately preceding years.

Subject to the Executive’s execution of the release in the time period provided by the Employer, the Employer shall pay to the Executive such amount in cash, in a lump sum within ten days of the Employer filing with the Securities and Exchange Commission its Annual Report on Form 10-K for the year in which such termination occurs; provided, however if the date established by the Internal Revenue Service (the “IRS Payment Date”) by which such payment must be made in order for the Employer to deduct the amount of the Adjusted IBIT Performance Bonus for such year is earlier, the Employer shall pay, (i) if the Employer can determine such amount by the IRS Payment Date, such amount prior to the IRS Payment date or (ii) if the Employer cannot determine such amount by the IRS Payment Date, 90% of the Employer’s good faith estimate of such amount by the IRS Payment Date and the balance, if any, as soon thereafter as the Employer can determine such amount; and provided, further, that such payment shall be made no earlier than January 1 and no later than December 31 of the year following the year in which such termination occurs. If, however, 90% of the Employer’s good faith estimate of such amount is more than the Adjusted IBIT Performance Bonus for such year, the Executive shall promptly return such excess to the Employer as soon as the Employer shall notify the Executive of the amount of such excess. In addition, in such event, all of the Executive’s then outstanding stock options shall be immediately vested and exercisable.

(g) Beneficiary. For purposes of this Agreement, “Beneficiary” shall mean the person or persons designated in writing by the Executive to receive benefits under a plan, program or arrangement or to receive the Severance Payments, if any, in the event of the Executive’s death, or, if no such person or persons are designated by the Executive, the Executive’s estate. No Beneficiary designation shall be effective unless it is in writing and received by the Employer prior to the date of the Executive’s death.

(h) No Mitigation; No Offset. In the event of any termination of the Executive’s employment hereunder, by the Employer without Cause or by the Executive for Good Reason, the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment.

(i) Continuation of Life Insurance. Notwithstanding the termination of the Executive’s employment hereunder (other than in the case of the termination of the Executive’s employment by reason of Cause pursuant to Section 5(a) or by reason of the Executive’s death), the Employer shall continue to provide reimbursement for the premiums on the life insurance policies on the life of the Executive that the Employer was required to provide reimbursement for pursuant to Section 4(e)(ii) immediately prior to such termination. If the Executive’s employment hereunder is terminated either by reason of Cause pursuant to Section 5(a) or by reason of the Executive’s death, the Employer shall not be required to provide reimbursement for the premiums on any such life insurance.

6. Protection of the Employer’s Interests. The Executive acknowledges and agrees that (i) the principal business of the Employer is the design, importation and distribution of a broad range of household cutlery, kitchenware, tabletop, cutting boards, pantryware and bakeware products; (ii) he is one of the limited number of persons who has developed, and will continue to develop, that business; (iii) the business of the Employer is conducted throughout the United States; (iv) his work for the Employer has included the identification and solicitation of present and prospective suppliers and customers and the maintenance of supplier and customer relationships and goodwill; (v) the suppliers and customers of the Employer are engaged in supplying and purchasing various types of houseware products including cutlery, kitchenware, tabletop, cutting boards, pantryware and bakeware products; (vi) his work for the Employer has provided him, and will continue to provide him, with confidential and proprietary information including customer and supplier lists and marketing strategies; and (vii) the business of the Employer and the potential for its continued success have been, and will continue to be, dependent on unique personal skills of the Executive and his diligent efforts in implementing those skills on behalf of the Employer and in this regard the services to be provided by him are special, unique and extraordinary. Accordingly, in order to induce the Employer to enter into this Agreement, the Executive covenants and agrees that:

(a) During the Term and for a period of two (2) years thereafter (together, the “Restricted Period”), the Executive shall not:

(i) engage in the business of importing or distributing any cutlery, kitchenware, tabletop, cutting boards, pantryware or bakeware products whatsoever or any other houseware products related to or competitive with the products distributed by the Employer or any of its subsidiaries or engage in any other business engaged in by the Employer or any of its subsidiaries at the time or at any time during the immediately preceding twelve-month period (the “Prohibited Activity”) in the United States for his own account; (ii) directly or indirectly enter the employ of, or render any services to, any Person engaged in any Prohibited Activity in the United States; (iii) have an interest in any Person engaged in any Prohibited Activity in the United States, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that the Executive may own directly, or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange or in the over-the-counter market if the Executive (y) is not a controlling Person of, or a member of a group that controls, the Person or (z) does not directly or indirectly, own 5% or more of any class of securities of the Person; provided further, however, that after the termination of the Term, the Executive shall not be prohibited from:

(x) engaging in any Prohibited Activity, whether in the United States or elsewhere, for his own account,

(y) directly or indirectly entering the employ of, or rendering any service to any Person engaged in any Prohibited Activity whether in the United States or elsewhere, or

(z) having any interest in any Person engaged in any Prohibited Activity, whether in the United States or elsewhere,

if, but only if, the Executive for his own account or such Person competes with the Employer with respect to a product line or product lines in which, at the time the Executive commences engaging in such Prohibited Activity or enters the employ of or commences rendering such service to such Person or acquires such interest in such Person, as the case may be, the Employer does less than 1% of its business in such product line or product lines. As an example, “storage and organization” would be deemed to be a product line for this purpose:

(ii) directly or indirectly hire, engage or retain any Person who at any time within the immediately preceding two (2) year period was a client or customer of the Employer or any of its subsidiaries, or directly or indirectly solicit, entice or induce any such Person to become, a client or customer of any other Person engaged in any Prohibited Activity;

(iii) directly or indirectly hire, engage or retain any Person who at any time within the immediately preceding two (2) year period was a supplier of the Employer or any of its subsidiaries, or directly or indirectly solicit, entice or induce any such Person to become, a supplier to him or to any other Person engaged in any Prohibited Activity; provided, however, that after the termination of the Term the Executive shall not be prohibited from, directly or indirectly hiring, engaging or retaining any such Person, or directly or indirectly soliciting, enticing or inducing any such Person to become, a supplier to him or to any such other Person if, but only if, the product line or product lines that the Executive requests such Person to supply to him or to any such other Person do not constitute an area of business in which the Employer does more than 1% of its business; or

(iv) directly or indirectly hire, employ or retain any person who at any time within the immediately preceding two (2) year period was an employee of the Employer or any of its subsidiaries or directly or indirectly solicit, entice, induce or encourage any such Person to become employed by any other Person.

(b) Subject to Section 6(c), during the Restricted Period, the Executive shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or any other Person except in connection with the business and affairs of the Employer, all confidential or proprietary information of the Employer and its subsidiaries, including, without limitation, trade “know-how”, secrets, consultant contracts, supplier lists, customer lists, pricing policies, cost information, operational methods, marketing plans and strategies, product development techniques and plans, business acquisition plans, new personnel plans, methods of manufacture, technical processes, designs and design projects and other business affairs of the Employer and its subsidiaries learned by the Executive heretofore or during the Term of this Agreement, and shall not disclose them to anyone outside the Employer and its subsidiaries, either during or after his employment by the Employer, except as required in the course of performing duties hereunder or with the Employer’s express written consent; provided, however, that the Executive shall not be bound by the restrictive obligations of this Section 6(b) with respect to any matter that is or becomes publicly known through no act of the Executive or that is permitted by Section 6(a). All memoranda, reports, notes, customer and supplier lists, correspondence, records and other documents (and all copies) made or compiled by the Executive, or made available to the Executive, concerning the business of the Employer or any of its subsidiaries shall be the Employer’s property and shall be delivered to the Employer promptly upon the termination of the Term.

(c) Nothing in this Agreement shall prohibit or restrict the Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Executive individually (and not directed to the Employer and/or the Subsidiaries) from any such Governmental Authorities; (ii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to the Executive’s attorney in relation to a lawsuit for retaliation against the Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require the Executive to obtain prior authorization from the Employer before engaging in any conduct described in this paragraph, or to notify the Employer that the Executive has engaged in any such conduct.

(d) The Executive hereby acknowledges that the covenants of the Executive contained in Sections 6(a) and (b) (the “Restrictive Covenants”) are reasonable and valid in all respects and that the Employer is entering into this Agreement in reliance, inter alia, on his acknowledgment. If the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Employer shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the Employer and that money damages will not provide an adequate remedy to the Employer. If any court determines that any of the Restrictive Covenants, or any part is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions; and if any court construes any of the Restrictive Covenants, or any part to be unenforceable because of the duration of the provision, the scope of the restrictions, or the area covered thereby, the court shall have the power to reduce the duration or area of the provision and, in its reduced form, the provision shall then be enforceable and shall be enforced.

For purposes of this Section 6, the term “Person” shall mean an individual, partnership, joint venture, corporation, trust, unincorporated association, other business entity or government or department, agency or instrumentality (whether domestic or foreign).

7. Indemnification; Insurance.

(a) Indemnification. The Employer agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Employer or is or was serving at the request of the Employer as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, the Executive shall be indemnified and held harmless by the Employer to the fullest extent legally permitted or authorized by the Employer’s certificate of incorporation or bylaws or resolutions of the Employer’s Board against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and other liabilities and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Employer or other entity and shall inure to the benefit of the Executive’s heirs, executors or administrators (the “Indemnified Claims”). Provided that the Executive provides the Employer with prompt notice of any such Proceeding or Indemnified Claim, then the Employer shall advance to the Executive all reasonable attorneys fees and expenses incurred by him in connection with a Proceeding or Indemnified Claim within a reasonable time after submission of reasonable documentation of such fees and expenses. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled by law to be indemnified against such fees and expenses.

(b) Participation by the Employer. The Employer shall be entitled to participate in any litigation or Proceeding relating to any Indemnified Claim, and after notice from the Employer to the Executive, to assume the defense of such litigation or Proceeding and Indemnified Claim with counsel of its choice at its expense; provided, that such notice shall include an acknowledgment of the Employer’s obligation to indemnify the Executive with respect to such Proceeding and Indemnified Claim.

(c) Right to Settle. The Employer shall have the right to settle any litigation, proceeding or claim against the Executive exclusively for money damages as, and to the extent, to which the Employer is liable for indemnification as long as the Executive receives a release from all parties to such litigation. Notwithstanding the foregoing, neither the Employer nor the Executive may settle or compromise any claim over the objection of the other unless the settling party settles such claim at no cost to the other party and obtains a full and unconditional release of the other party; provided, that the consent to settlement or compromise shall not be unreasonably withheld.

(d) Insurance. The Employer shall furnish the Executive with coverage under the Employer’s customary director and officer indemnification arrangements in accordance with the Employer’s by-laws and its directors’ and officers’ insurance policies, as in effect from time to time for executives or directors at his level.

8. General Provisions.

(a) No Other Severance Benefits. Except as specifically set forth in this Agreement, the Executive covenants and agrees that he shall not be entitled to any other form of severance benefit from the Employer, including, without limitation, any benefit otherwise payable under any of the Employer’s regular severance plans or policies, in the event his employment ends for any reason and, except with respect to obligations of the Employer expressly provided for herein, the Executive unconditionally releases the Employer and its subsidiaries and affiliates, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under any severance or termination arrangements of the Employer or any of its subsidiaries or affiliates.

(b) Tax Withholding. Section 409A. All amounts paid to Executive hereunder shall be subject to all applicable federal, state and local wage withholding. This Agreement is intended to comply with the requirements of Section 409A of the Code (“409A”) and shall in all respects be administered in accordance with 409A. The parties agree that if any payment or the provision of any amount, benefit or entitlement hereunder at the time specified in this Agreement would subject Executive to any additional tax or interest or penalties under 409A and its implementing regulations or guidance, the payment or provision of such amount, benefit or entitlement shall be postponed to the earliest commencement date on which the payment or the provision of such amount, benefit or entitlement could be made without incurring such additional tax, interest or penalties (including delaying payment of any severance to the earliest possible payment date which is consistent with 409A). In addition, to the extent that any regulation or guidance issued under 409A (after application of the previous provision of this paragraph) would result in Executive being subject to the payment of interest, penalties or any additional tax under 409A, the Employer and Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest, penalties or additional tax under 409A, which amendment shall be reasonably determined in good faith by the Employer and Executive and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Employer of the applicable provision without violating the provisions of 409A. Notwithstanding anything in this Agreement to the contrary, payments or distributions may only be made under this Agreement upon an event and in a manner permitted by 409A or an applicable exemption. All payments not otherwise exempt from 409A which are to be made after a termination of employment under this Agreement may only be made after a “separation from service” under 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment hereunder. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. If upon Executive’s “separation from service” (within the meaning of 409A) from the Employer, Executive is then a “specified employee” (as defined by and determined in accordance with 409A), then solely to the extent necessary to comply with 409A and avoid the imposition of taxes under 409A, the Employer shall defer payment of “nonqualified deferred compensation,” subject to 409A, which is payable as a result of and would otherwise be paid within six (6) months following such separation from service, until the earlier of (a) the first business day of the seventh month after Executive’s separation from service, or (b) ten (10) days after the Employer receives written notice of Executive’s death. All such delayed payments shall be paid in a lump sum without accrual of interest. To the extent permissible by law, each payment and each installment described in this Agreement shall be considered a separate payment from each other payment or installment for purposes of 409A.

(c) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Employer) by telex or facsimile, in any case delivered to the applicable address set forth below:

(i)	To the Employer:

Board of Directors

Lifetime Brands, Inc.

1000 Stewart Avenue

Garden City, NY 11530

(ii)	To the Executive:

Jeffrey Siegel

or to such other persons or other addresses as either party may specify to the other in writing.

(d) Representation by the Executive. The Executive represents and warrants that his entering into this Agreement does not, and that his performance under this Agreement will not, violate the provisions of any agreement or instrument to which the Executive is a party or any decree, judgment or order to which the Executive is subject, and that this Agreement constitutes a valid and binding obligation of the Executive in accordance with its terms. Breach of this representation will render all of the Employer’s obligations under this Agreement void ab initio.

(e) Representation by the Employer. The Employer represents that (i) the execution of this Agreement and the provision of all benefits and grants provided herein have been duly authorized by the Employer, including, where necessary, by the Board and its Compensation Committee, (ii) to the best of its knowledge, the execution, delivery and performance of this Agreement does not violate any law, regulation, order, decree, agreement, plan or corporate governance document of the Employer, and (iii) upon the execution and delivery of this Agreement, it shall be the valid and binding obligation of the Employer enforceable in accordance with its terms.

(f) Assignment; Assumption of Agreement. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff by the Executive in respect of any claim, debt, obligation or similar process, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representatives. This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successors and assigns. The Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business or assets of the Employer to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession or assignment had taken place. The term “the Employer” as used herein shall include any such successors and assigns.

(g) Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(h) Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(i) Governing Law; Disputes. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (determined without regard to the choice of law provisions thereof), and the parties consent to jurisdiction in the United States District Court for the Southern District of New York. In any action brought to enforce rights under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in connection with such enforcement, as determined by a court of appropriate jurisdiction.

(j) Entire Agreement. This Agreement contains the entire agreement of the Executive, the Employer and any predecessors or affiliates thereof with respect to the subject matter hereof and all prior agreements, term sheets, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof are superseded hereby.

(k) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

LIFETIME BRANDS, INC.

By:	/s/ Ronald Shiftan
Name:	Ronald Shiftan
Title:	Chief Operating Officer

EXECUTIVE

/s/ Jeffrey Siegel
Jeffrey Siegel